UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RAPT Therapeutics, Inc.

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RAPT THERAPEUTICS, INC.

561 Eccles Avenue

South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of RAPT Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/RAPT2020 on Thursday, June 18, 2020 at 9:00 a.m. Pacific Daylight Time, for the following purposes:

1.

To elect the three nominees for Class I director named in the accompanying proxy statement to hold office until the Company’s 2023 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the attached Proxy Statement.

We have decided to hold the Annual Meeting virtually this year due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our employees, stockholders and partners. We believe that hosting a virtual meeting under the current environment will enable greater stockholder attendance and participation and improve our ability to communicate more effectively with our stockholders. Online check-in will begin at 8:30 a.m. Pacific Daylight Time and you should allow ample time for the check-in procedures. You will not be able to attend the Annual Meeting in person.

The record date for the Annual Meeting is April 23, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the annual meeting of stockholders to be held via live webcast at www.virtualshareholdermeeting.com/RAPT2020 on
June 18, 2020 at 9:00 a.m. Pacific Daylight Time.

The proxy statement and our annual report are available at

www.proxyvote.com.

By Order of the Board of Directors,

/s/ Brian Wong, M.D., Ph.D.

Brian Wong, M.D., Ph.D.

President and Chief Executive Officer

South San Francisco, California

April 29, 2020

You are cordially invited to attend the Annual Meeting via live webcast at www.virtualshareholdermeeting.com/RAPT2020. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or via the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

i

RAPT THERAPEUTICS, INC.

561 Eccles Avenue

South San Francisco, California 94080

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

JUNE  18, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”) we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of RAPT Therapeutics, Inc., sometimes referred to as the Company or RAPT, is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 8, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. All stockholders will have the ability to access the proxy materials on the website at www.proxyvote.com, or may request a printed set of the proxy materials. Instructions on how to access the proxy materials or to request a printed copy may be found in the Notice.

How do I attend the Annual Meeting?

The meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/RAPT2020 on Thursday, June 18, 2020 at 9:00 a.m. Pacific Daylight Time. To attend the meeting, you will need the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 8:30 a.m. Pacific Daylight Time and you should allow ample time for the check-in procedures. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Information on how to vote before and during the Annual Meeting is discussed below.

Why is the 2020 Annual Meeting being held virtually?

The Annual Meeting is being held virtually this year due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our partners, employees, and stockholders. You will not be able to attend the Annual Meeting in person. The virtual meeting will provide the same rights and advantages of a physical meeting.

Will I be able to ask questions at the virtual annual meeting?

Stockholders will be able to submit questions online during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company. During the annual meeting, you may submit questions in the question box provided at www.virtualshareholdermeeting.com/RAPT2020. We will respond to as many inquiries at the Annual Meeting as time allows. Questions must comply with the meeting rules of conduct posted on the virtual meeting web portal.

What if I have technical difficulties or trouble accessing the virtual meeting website?

If you encounter any difficulties accessing the virtual Annual Meeting webcast during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.

What if I cannot virtually attend the Annual Meeting?

You may vote your shares electronically before the meeting by internet, by proxy or by telephone as described below. You do not need to access the Annual Meeting webcast to vote if you submitted your vote via proxy, by internet or by telephone in advance of the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 23, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 24,333,373 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 23, 2020 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote through the internet before or during the Annual Meeting, by proxy through the internet or by telephone, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy through the internet or by telephone as instructed below, or by completing a proxy card that you may request or that we may elect to deliver at a later time.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 23, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•

Proposal No. 1 – To elect the three nominees for Class I director named herein to hold office until our 2023 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

•

Proposal No. 2 – To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with his or her best judgment.

How do I vote?

You may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal No. 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote through the internet before or during the Annual Meeting, vote by proxy through the internet or by telephone, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

•

To vote using the proxy card, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Daylight Time on June 17, 2020 to be counted.

•

To vote through the internet before the meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Daylight Time on June 17, 2020 to be counted.

•	To vote through the internet during the meeting, please visit www.virtualshareholdermeeting.com/RAPT2020. You will be asked to provide the company number and control number from the Notice.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received the Notice containing voting instructions from that organization rather than from RAPT. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote through the internet during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 23, 2020.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing a proxy card, by telephone or through the internet before or during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” Proposal No. 2. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal No. 1, the election of directors, is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on Proposal No. 1 in the absence of your voting instructions. However, Proposal No. 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 561 Eccles Avenue, South San Francisco, California 94080.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal No. 1, votes “For,” “Withhold,” and broker non-votes, and, with respect to Proposal No. 2, votes “For” and “Against,” as well as abstentions.

Abstentions will be counted towards the vote total for Proposal No. 2, and will have the same effect as “Against” votes on Proposal No. 2. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank, or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank, or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Since Proposal No. 1 is considered to be “non-routine” under NYSE rules, we expect broker non-votes to exist in connection with Proposal No. 1. Proposal No. 2 is considered to be “routine” under NYSE rules, and therefore we do not expect broker non-votes to exist in connection with Proposal No. 2.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank, or other agent.

How many votes are needed to approve each proposal?

•

Proposal No. 1 – For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Accordingly, only votes “For” will affect the outcome.

•

Proposal No. 2 – To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020, the proposal must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the voting power of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 24,333,373 shares outstanding and entitled to vote. Thus, the holders of 12,166,687 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in our proxy materials for our 2021 Annual Meeting of Stockholders, your proposal must be submitted in writing by January 8, 2021 to our Secretary at 561 Eccles Avenue, South San Francisco, California 94080, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, if the 2021 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after June 18, 2021, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

Pursuant to our Amended and Restated Bylaws (the “bylaws”), if you wish to submit a proposal (including a director nomination) at the 2021 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must do so not later than the close of business on March 20, 2021 and no earlier than the close of business on February 18, 2021; provided, however, that if next year’s annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after June 18, 2021, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition, the proxy solicited by our Board of Directors for the 2021 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which RAPT has not been provided with timely notice and (ii) any proposal made in accordance with our bylaws if (a) the 2021 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, and (b) the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. We have three directors in Class I, two directors in Class II, and two directors in Class III, with each class of directors serving a staggered three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors unless the Board of Directors determines by resolution that any such vacancies will be filled by stockholders. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has seven members. There are three directors in the class whose term of office expires in 2020, Brian Wong, Mary Ann Gray and David Goeddel. Two of these directors, Dr. Wong and Dr. Gray, are standing for re-election at the Annual Meeting, while Dr. Goeddel is not standing for re-election. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors nominated Brian Wong, Mary Ann Gray and Peter Svennilson for election at the Annual Meeting. Dr. Wong and Dr. Gray have served as members of our Board of Directors since August 2015 and December 2019, respectively, and were each appointed by the Board of Directors. Mr. Svennilson has not yet served as a member of our Board of Directors. If elected at the Annual Meeting, each nominee would serve until the 2023 Annual Meeting of Stockholders and until their successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the Annual Meeting. We did not hold an annual meeting of our stockholders in 2019.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by RAPT. Each person nominated for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

The following includes a brief biography of each nominee for director and each of our other current directors, including their respective ages, as of March 31, 2020. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board of Directors to determine that the applicable nominee or other current director should serve as a member of the Board of Directors.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting

Brian Wong, M.D., Ph.D., age 48, has served as a member of our Board of Directors and as our Chief Executive Officer since August 2015 and as our President since June 2019. From January 2009 to August 2015, he served as Vice President of Immunology and Discovery Research and most recently as Senior Vice President, Research and Head of Immuno-Oncology at Five Prime Therapeutics, Inc., a biopharmaceutical company. From 2005 to 2009, he served as Director of Research in the Inflammation Disease Biology Area at F. Hoffmann-La Roche Ltd., a pharmaceutical company. Dr. Wong received an M.D. from Weill Cornell Medical College and a Ph.D. in Immunology from Rockefeller University. Dr. Wong obtained a B.A. in Chemistry and Biochemistry from Oberlin College. We believe that Dr. Wong’s extensive experience in the life sciences industry and his medical and scientific training provide him with the qualifications and skills to serve on our Board of Directors and as our President and Chief Executive Officer.

Mary Ann Gray, Ph.D., age 67, has served on our Board of Directors since December 2019. Dr. Gray has been President of Gray Strategic Advisors, LLC, a biotechnology strategic planning and advisory firm, since September 2003. Previously, she served as Senior Analyst and Portfolio Manager of Federated Kaufmann Fund.

Prior to Federated, she served as a biotechnology equity research analyst at multiple firms. Earlier in her career, she worked as a senior scientist both at Schering Plough Research and NeoRx Corporation. She has served on the boards of Seneca Biopharma Inc. since July 2019 and Sarepta Therapeutics, Inc. since December 2018, and previously served on the board of many public and private biotech companies including Senomyx, Inc., from September 2010 to December 2018, Juniper Pharmaceuticals, Inc., from March 2016 to August 2019, Galena Biopharma, Inc., from April 2016 to December 2017, TetraLogic Pharmaceuticals Corporation, from November 2014 to December 2016, ACADIA Pharmaceuticals Inc. from April 2005 to June 2016 and Dyax Corp., a biopharmaceutical company, from February 2004 until January 2016. Dr. Gray holds a Bachelor of Science degree from the University of South Carolina, a Ph.D. in pharmacology from the University of Vermont, and completed her post-doctoral work at Northwestern University School of Medicine and at the Yale University School of Medicine.

Peter Svennilson, age 58, was nominated for election to our Board of Directors by our Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee in April 2020. In February 2007, Mr. Svennilson founded The Column Group, a San Francisco-based biotechnology venture capital firm. He currently serves as its Managing Partner. In addition, Mr. Svennilson serves on the boards of directors of ORIC Pharmaceuticals, Inc., Ribon Therapeutics and Circle Pharma, all private biotechnology companies. Previously, he served as chairman of the board of directors of Seragon Pharmaceuticals, Inc. from January 2013 until it was acquired by Genentech in August 2014. He was the chairman of the board of directors for Aragon Pharmaceuticals, Inc. from May 2009 until it was acquired by Johnson & Johnson in August 2013. Mr. Svennilson also served as a member of the boards of directors of PTC Therapeutics, Inc., a public biotechnology company, from 2012 until 2014, Immune Design, a public biotechnology company, from 2014 to 2018. He also served as a board observer of Arcus Biosciences, a public biotechnology company, from 2015 to 2018. Prior to founding The Column Group, he founded Three Crowns Capital, where he served as its Managing Partner from June 1996 to February 2007. From 1996 to 2006, Mr. Svennilson served as a board member of multiple biotechnology companies, including Rosetta Inpharmatics LLC, ChemoCentryx, Inc. and Somalogic, Inc. Prior to founding Three Crowns Capital, from 1987 to 1993 he was an associate managing director in charge of European Investment Banking Origination at Nomura Securities in London. Mr. Svennilson is currently a trustee for The Institute for Advanced Study in Princeton, New Jersey. Mr. Svennilson received an M.B.A. from the Stockholm School of Economics and Finance. We believe that Mr. Svennilson’s experience in venture capital and in fund raising for life sciences companies makes him qualified to serve on our Board of Directors.

The Board of Directors Recommends

a Vote “For” Each of the Nominees Named Above.

Class II Directors Continuing in Office Until the 2021 Annual Meeting

Linda Kozick, age 62, has served on our Board of Directors since December 2016. From January 2011 to July 2015, Ms. Kozick served as Head of Immuno-Oncology, Oncology Product and Portfolio Strategy for Opdivo and Yervoy Life Cycle Management at Bristol-Myers Squibb Co. Ms. Kozick obtained an M.B.A. from Chapman University. Ms. Kozick also received an M.S. in Molecular Immunology and a B.S. in Medical Technology from SUNY Upstate Medical University. We believe that Ms. Kozick’s experience in the biopharmaceutical industry and her technical training provide her with the qualifications and skills to serve as a director of our company.

William J. Rieflin, age 60, has served on our Board of Directors since April 2016 and as the chair of our Board of Directors since June 2019. From September 2010 to September 2018, he served as the Chief Executive Officer of NGM Biopharmaceuticals. From 2004 until 2010, Mr. Rieflin served as President of XenoPort, Inc., a biotechnology company. Mr. Rieflin also serves as Executive Chairman of the board of directors of NGM Biopharmaceuticals. Mr. Rieflin previously served on the board of directors of Anacor Pharmaceuticals, Inc., a pharmaceutical company, from April 2011 to June 2016 and of XenoPort, Inc. from September 2010 to July

2016. Mr. Rieflin obtained a J.D. from Stanford Law School and an M.B.A. from the University of Chicago. Mr. Rieflin received a B.S. in Industrial and Labor Relations from Cornell University. We believe that Mr. Rieflin’s extensive experience in the biopharmaceutical industry, his industry expertise and financial knowledge, and his experience as a member of the board of directors of other public companies provide him with the qualifications and skills to serve as a director of our company.

Class III Directors Continuing in Office Until the 2022 Annual Meeting

Michael F. Giordano, M.D., age 62, has served on our Board of Directors since January 2018. From 1999 to 2017, Dr. Giordano worked at Bristol-Myers Squibb Co., a pharmaceutical company, most recently serving as Senior Vice President and Head of Development of Oncology and Immuno-Oncology. Dr. Giordano also serves on the board of directors of Epizyme, Inc., a biopharmaceutical company. He received an M.D. from Weil Cornell Medical College and a B.A. in Natural Science from Johns Hopkins University. We believe that Dr. Giordano’s extensive experience in oncology and immuno-oncology provide him with the qualifications and skills to serve as a director of our company.

Wendye Robbins, M.D., age 59, has served on our Board of Directors since September 2019. She has served as President and CEO of Blade Therapeutics since August 2016 (and previously held the title of Interim CEO from May 2015 to July 2016). Dr. Robbins has also served as an independent consultant to venture investors in company formation and translational biology. Dr. Robbins has also served on the faculty at Stanford University School of Medicine in the Department of Anesthesia, Perioperative Care, and Pain Medicine since 2004. Dr. Robbins completed her residency in Anesthesiology at Johns Hopkins University School of Medicine, her internship in Internal Medicine at the University of Pennsylvania School of Medicine, and received her fellowship training in Pain Medicine from John Hopkins University School of Medicine. Dr. Robbins received an M.D. from The Medical College of Pennsylvania and a B.S. in Business Administration from the Haas School of Business at the University of California, Berkeley. We believe that Dr. Robbins’ extensive experience in the biopharmaceutical industry, her industry expertise and financial knowledge provide her with the qualifications and skills to serve as a director of our company.

CORPORATE GOVERNANCE AND BOARD MATTERS

Overview

We are committed to exercising good corporate governance practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes, policies, and procedures in light of such developments. Key information regarding our corporate governance initiatives can be found on the Corporate Governance section of our website, www.rapt.com, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for our Audit, Compensation, and Nominating and Corporate Governance Committees. We believe that our corporate governance policies and practices, including the substantial percentage of independent directors on our Board of Directors, empower our independent directors to effectively oversee our management—including the performance of our Chief Executive Officer—and provide an effective and appropriately balanced board governance structure.

Independence of the Board of Directors

Our Board of Directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director and director nominee concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Dr. Giordano, Dr. Goeddel, Ms. Kozick, Mr. Rieflin, Dr. Robbins, Dr. Gray, and Mr. Svennilson do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is otherwise “independent” as that term is defined under applicable Nasdaq listing standards. Dr. Wong is not considered independent because he currently serves as our Chief Executive Officer. In addition, our Board of Directors has determined that each member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. In making these independence determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

William Rieflin is the current chair of our Board of Directors and Brian Wong is our current Chief Executive Officer, hence the roles of chair of our Board of Directors and Chief Executive Officer are separated. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chair of our Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as chair of our Board of Directors, particularly as the Board of Directors’ oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chair and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Role of the Board of Directors in Risk Oversight

Our Board of Directors believes that risk management is an important part of establishing, updating, and executing on our business strategy. Our Board of Directors, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the Company. Our Board of Directors focuses its oversight on the most significant risks facing the Company and its processes to identify, prioritize, assess, manage, and mitigate those risks. Our Board of Directors and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, cybersecurity, legal, and regulatory risks. While our Board of Directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks, and the implementation of processes and controls to mitigate their effects on the Company. With regards to the COVID-19 outbreak, management is meeting often to address concerns of our patients, employees and business, as well as updating and communicating with the Board regularly. The full Board has oversight and has been engaged concerning the monitoring and identification of risks to the Company, and actions the Company is taking to mitigate risks related to this outbreak. Board committees continue to address risks inherent to their respective areas of oversight.

The Audit Committee is responsible for overseeing our financial reporting process on behalf of our Board of Directors and reviewing with management and our auditors, as appropriate, our major financial risk exposures, as well as risks relating to data privacy, technology and information security, including cybersecurity and back-up of information systems, and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee oversees the management of risks associated with our overall compliance and corporate governance practices and the independence and composition of our Board of Directors. These committees provide regular reports to the full Board of Directors.

Meetings of the Board of Directors

The Board of Directors met nine times during 2019. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of 2019 for which he or she was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2019 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
William Rieflin	✓	✓
David Goeddel, Ph.D.
Michael Giordano, M.D.		✓*	✓
Linda Kozick	✓(2)		✓
Wendye Robbins, M.D.	✓(2)
Mary Ann Gray, Ph.D.	✓*(1)
Number of meetings	3	5	—

*	Committee chair

(1)	In December 2019, Dr. Gray was appointed chair of our Audit Committee.
(2)	In September 2019, Dr. Robbins was appointed as a member of our Audit Committee, replacing Ms. Kozick.

Below is a description of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The written charters of the committees are available to stockholders on the Corporate

Governance section of our website at www.rapt.com. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee consists of Dr. Mary Ann Gray, William Rieflin, and Dr. Wendye Robbins. The chair of our Audit Committee is Dr. Gray. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Our Board of Directors has determined that Dr. Gray, Mr. Rieflin, and Dr. Robbins are each an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of his or her employment.

The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control, and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

•	helping our Board of Directors oversee our corporate accounting and financial reporting processes;

•

managing and/or assessing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related party transactions;

•	reviewing our policies on risk assessment and risk management;

•	reviewing, with our independent registered public accounting firm, our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•	pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and can be accessed in the Corporate Governance section of our website at www.rapt.com. Our Audit Committee meets regularly in executive session.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the

Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted,

The Audit Committee of the Board of Directors

Mary Ann Gray, Ph.D. (Chair)

William Rieflin

Wendye Robbins, Ph.D.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Michael Giordano and William Rieflin. The chair of our Compensation Committee is Dr. Giordano. Our Board of Directors has determined that each member of the Compensation Committee satisfies the independence requirements under the listing standards of Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:

•	reviewing and recommending to our Board of Directors the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our Compensation Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and can be accessed in the Corporate Governance section of our website at www.rapt.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets several times annually and with greater frequency when necessary. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants, internal and external legal, accounting or other advisors, and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration the factors prescribed by the SEC and Nasdaq that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Aon plc/Radford as compensation consultants. The Compensation Committee requested that Aon plc/Radford:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Aon plc/Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Aon plc/Radford also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics, and strategic goals, as well as the labor markets in which the Company competes. Aon plc/Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Aon plc/Radford, the Compensation Committee approved the recommendations.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined cash incentive and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation, as well as awards to be granted. As part of its deliberations regarding compensation for all executives and directors, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Linda Kozick and Michael Giordano. The chair of our Nominating and Corporate Governance Committee is Ms. Kozick. Our Board of Directors has determined that each member of our Nominating and Corporate Governance Committee satisfies the independence requirements under the listing standards of Nasdaq.

Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying and evaluating candidates to serve on our Board of Directors, including the nomination of incumbent directors for reelection and nominees recommended by stockholders;

•	considering and making recommendations to our Board of Directors regarding the composition and chairs of the Board of Directors and committees of our Board of Directors;

•	reviewing developments in corporate governance practices;

•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and can be accessed in the Corporate Governance section of our website at www.rapt.com.

Our Nominating and Corporate Governance Committee uses its network of contacts to find potential candidates, but may also engage, if it deems appropriate, a professional search firm. Our Nominating and Corporate Governance Committee conducts any appropriate inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors.

Our Nominating and Corporate Governance Committee reviews the service of incumbent directors whose terms are set to expire during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence, as well as the overall composition of the Board and the desire to add new skill sets and expertise to the Company in light of its transition from a private to a public company. In the case of all director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 561 Eccles Avenue, South San Francisco, California 94080. Submissions must include the following information, in addition to any other requirements set forth in our bylaws and applicable law: the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Our Board of Directors believes that stockholders should have an opportunity to communicate with the Board of Directors, and efforts have been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that our responsiveness to stockholder communications to the Board of Directors has been excellent. Stockholders wishing to communicate with the Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o RAPT Therapeutics, Inc., 561 Eccles Avenue, South San Francisco, California 94080, Attn: Secretary. The Secretary will review each communication. The Secretary will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. The full text of our Code of Business Conduct and Ethics is posted on the Corporate Governance section of our website at www.rapt.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above.

Corporate Governance Guidelines

As part of our Board of Directors’ commitment to enhancing stockholder value over the long term, our Board of Directors has adopted a set of Corporate Governance Guidelines to provide the framework for the governance of the Company and to assist our Board of Directors in the exercise of its responsibilities. Our Corporate Governance Guidelines cover, among other topics, board composition and structure, board membership criteria, director independence, board and board committee assessments, committees of the Board of Directors, board access to management and outside advisors, and director orientation and education. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed on the Corporate Governance section of our website at www.rapt.com.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020 and has further directed that management submit the selection of Ernst & Young LLP as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP was engaged in 2017 and has audited our financial statements since 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve this Proposal No. 2.

The Board of Directors Recommends

a Vote “For” Proposal No. 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to RAPT for the years ended December 31, 2018 and 2019, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2018	2019
	(in thousands)
Audit Fees(1)	$578,000	$1,968,040
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$578,000	$1,968,040

(1)

Audit fees of Ernst & Young LLP for the years ending December 31, 2019 and 2018 were for professional services rendered for audits of our consolidated financial statements, including accounting consultations, reviews of quarterly financial statements and professional services rendered in connection with our registration statements. Fees for 2019 include $1.2 million of services associated with our initial public offering, which was completed in November 2019.

All fees incurred subsequent to our initial public offering in November 2019 were pre-approved by our Audit Committee.

Pre-Approval Procedures

The Audit Committee has procedures in place for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2020 (except as noted) by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table under “Executive Compensation” below (referred to throughout this proxy statement as our named executive officers);

•	all current executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than 5% of our outstanding common stock.

This table is based upon information supplied by officers and directors, as well as Schedules 13G or 13D filed with the SEC by beneficial owners of more than 5% of our common stock. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 24,322,142 shares outstanding on March 31, 2020, adjusted as required by rules promulgated by the SEC.

Except as otherwise noted below, the address for persons listed in the table is c/o RAPT Therapeutics, Inc., 561 Eccles Avenue, South San Francisco, California 94080.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with The Column Group(1)	6,777,151	27.9%
KPCB Holdings, Inc., as nominee(2)	3,547,063	14.6%
Entities affiliated with Topspin Fund L.P.(3)	2,575,371	10.6%
The Regents of the University of California(4)	1,342,237	5.5%
Executive Officers, Directors and Director Nominees
Brian Wong(5)	623,888	2.6%
Dirk Brockstedt(6)	56,804	*
Rodney Young	—	*
David Goeddel(1)	6,777,151	27.9%
Linda Kozick(7)	33,281	*
Michael Giordano(8)	18,665	*
Mary Ann Gray	—	*
William Rieflin(9)	107,760	*
Wendy Robbins(10)	7,283	*
Peter Svennilson(1)	6,777,151	27.9%
All executive officers and directors as a group (10 persons)(11)	7,624,832	31.0%

*	Represents beneficial ownership of less than 1%.

(1)

The indicated ownership is based on Schedule 13D/A filed with the SEC by the reporting persons on February 14, 2020. According to the Schedule 13D/A, the reporting persons beneficially own a total of 6,777,151 shares of common stock, which consists of (i) 50,000 shares held directly by The Column Group II Management, LP, (ii) 4,982,333 shares held directly by The Column Group II, LP, (iii) 145,401 shares held directly by Ponoi Capital II, LP, and (iv) 1,599,417 shares held directly by Ponoi Capital, LP. David Goeddel and Peter Svennilson are Managing Partners of The Column Group, LLC, which is the general partner of The Column Group II GP, LP, which is the general partner of The Column Group II, LP.

Dr. Goeddel and Mr. Svennilson are also managing members of The Column Group II Management, LP. Dr. Goeddel and Mr. Svennilson are also managing members of Ponoi Management, LLC, general partner of Ponoi Capital, LP., and a managing member of Ponoi II Management, LLC, general partner of Ponoi Capital II, LP. Dr. Goeddel and Mr. Svennilson may be deemed to share voting and investment power with respect to the shares reported herein and disclaim beneficial ownership of the shares except to the extent of their pecuniary interests therein. The address for the entities listed herein is 1700 Owens Street, Suite 500, San Francisco, CA 94158.
(2)

The indicated ownership is based on Schedule 13G filed with the SEC by the reporting persons on February 13, 2020. According to the Schedule 13G, the reporting persons beneficially own a total of 3,547,063 shares of common stock. The shares are held for convenience in the name of KPCB Holdings, Inc., as nominee for the accounts of the following entities as follows: 3,444,199 shares held for the account of Kleiner Perkins Caufield & Byers XV, LLC (“KPCB XV”) and 102,864 shares held for the account of KPCB XV Founders Fund, LLC (“KPCB XV FF”). The managing member of KPCB XV and KPCB XV FF is KPCB XV Associates, LLC (“KPCB XV Associates”). Beth Seidenberg, L. John Doerr, Randy Komisar, Theodore E. Schlein, Wen Hsieh, and William “Bing” Gordon, the managing members of KPCB XV Associates, exercise shared voting and dispositive control over the shares held by KPCB Holdings, Inc. as nominee for the accounts of KPCB XV and KPCB XV FF. The address for KPCB Holdings, Inc., as nominee, is 2750 Sand Hill Road, Menlo Park, CA 94025.

(3)

The indicated ownership is based on Schedule 13G filed with the SEC by the reporting persons on November 15, 2019. According to the Schedule 13G, the reporting persons beneficially own a total of 2,575,371 shares of common stock, which consists of (i) 1,641,666 shares held of record by Topspin Biotech Fund II, LP, and (ii) 933,705 shares held of record by Topspin Fund, LP. LG Management, LLC, the general partner of Topspin Fund, LP and Topspin Biotech Fund II, LP, may be deemed to have shared voting control and investment discretion over the shares of common stock held by Topspin Fund, LP and Topspin Biotech Fund II, LP. The address for each entity is 3 Expressway Plaza, Roslyn Heights, NY 11577.

(4)

The indicated ownership is based on Schedule 13G filed with the SEC by The Regents of the University of California (“UC Regents”) on February 24, 2020. According to the Schedule 13G, UC Regents beneficially own a total of 1,342,237 shares of common stock. The address for UC Regents is 1111 Broadway Avenue, Oakland, CA 94607.

(5)

Consists of (i) 125,000 shares held by Dr. Wong (of which 29,175 shares were issued pursuant to options that were early exercised and are subject to repurchase within 60 days of March 31, 2020), (ii) 355,000 shares held by The Wong Family Trust Dated February 4, 2008, for which Dr. Wong is a trustee , and (iii) 143,888 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2020.

(6)	Consists of 56,804 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2020.
(7)	Consists of 33,281 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2020.
(8)	Consists of 18,665 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2020.
(9)

Consists of (i) 8,000 shares held directly by Mr. Rieflin, (ii) 76,722 shares held by Rieflin Family Trust u/a dtd 4/3/00, William J. Rieflin and Prudence H. Rieflin, Trustees, for which Mr. Rieflin is co-Trustee, and (iii) 23,038 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2020.

(10)	Consists of (i) 1,950 shares held by Dr. Robbins, and (ii) 5,333 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2020.
(11)

Consists of (i) 7,343,823 shares beneficially owned by our directors (or their affiliated entities) and executive officers and (ii) 281,009 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2020.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 31, 2020:

Name	Age	Position
Brian Wong, M.D. Ph.D.(1)	48	President, Chief Executive Officer and Director
Dirk Brockstedt, Ph.D.	51	Chief Scientific Officer
William Ho, M.D., Ph.D.	54	Chief Medical Officer
Rodney Young	57	Chief Financial Officer

(1)	Please see “Class I Director Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting” for Dr. Wong’s biography.

Dirk Brockstedt, Ph.D. has served as our Chief Scientific Officer since June 2019. Prior to that he served as our Senior Vice President, Biology from January 2018 to June 2019. Since October 2017, he has also served as Executive in Residence at ShangPharma Innovation Inc., a healthcare investment company. From September 2011 to December 2017, he served as Senior Vice President of Research and Development and most recently as Executive Vice President of Research and Development at Aduro Biotech, Inc., a biopharmaceutical company. Dr. Brockstedt served as Director of Research at Anza Therapeutics, Inc. from 2007 to 2009, Director of Immunology at Cerus Corporation from 2002 to 2007 and Senior Research Scientist at Aventis Pharmaceuticals, Inc. from 1999 to 2002, each a biopharmaceutical company. Prior to that he was a post-doctoral fellow at the Stanford School of Medicine in the Department of Pathology. Dr. Brockstedt received a Ph.D. in Microbiology from the University of Kiel (graduate work performed at Stanford University) and an M.S. in Microbiology from the University of Kiel.

William Ho, M.D., Ph.D. has served as our Chief Medical Officer since May 2015. From October 2012 to June 2016, he served as the Vice President of Clinical Development at Igenica Biotherapeutics, Inc., a pharmaceutical company. From September 2005 to September 2012, he served in several positions up to Senior Medical Director in the Exploratory Clinical Development (BioOncology) group at Genentech, Inc., a biotechnology company. Dr. Ho completed his internship and residency in Internal Medicine at the University of California, San Francisco, and received his fellowship training in Medical Oncology at the University of Washington and Fred Hutchinson Cancer Research Center. Dr. Ho received an M.D. and a Ph.D. in Microbiology and Immunology from Stanford University and an A.B. in Molecular Biology from Princeton University.

Rodney Young has served as our Chief Financial Officer since December 2019. Prior to that, he served as Chief Financial Officer at Cellerant Therapeutics, Inc., a biotechnology company, from June 2015 to November 2019. From May 2014 to February 2015, Mr. Young served as Chief Financial Officer at Aimmune Therapeutics, Inc., a public biotechnology company, and from September 2005 to December 2013 he served as Chief Financial Officer and Vice President, Finance and Administration at StemCells, Inc., a public biotechnology company. Mr. Young obtained an M.B.A. in Finance and Accounting from the Booth School of Business at the University of Chicago and received his B.A. in Economics from the University of Chicago.

EXECUTIVE COMPENSATION

The following table shows for the years ended December 31, 2018 and 2019, the compensation awarded to or paid to, or earned by, our Chief Executive Officer and each of our two other most highly compensated executive officers during the fiscal year ended December 31, 2019 (the “named executive officers”).

Summary Compensation Table for 2019

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4)	Total ($)
Brian Wong, M.D., Ph.D. President and Chief Executive Officer	2019	447,333	—	1,007,876	110,917	353,951	1,920,077
	2018	425,000	—	865,920	119,000	—	1,409,920

Dirk Brockstedt, Ph.D. Chief Scientific Officer	2019	344,300	—	369,359	83,475	—	797,134

Rodney Young. Chief Financial Officer	2019	32,083	100,000	2,164,134	—	—	2,296,217

(1)	Amount represents a signing bonus awarded to Mr. Young in December 2019.
(2)

Amounts represent the aggregate grant date fair value of stock options granted to our named executive officers during 2018 and 2019, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(3)	Amounts represent annual performance-based cash bonuses earned by our named executive officers based on the achievement of certain corporate performance objectives and individual performance.
(4)

In August 2015, we lent Dr. Wong $336,600 in connection with his exercise of options to purchase 330,000 shares of our common stock. The loan was evidenced by a limited recourse promissory note, which accrued interest at the rate of 1.82% per annum and was secured by a pledge of such exercised shares. In June 2019, the Company forgave $353,951, which was the entire amount of principal and accrued interest due on the note.

Narrative to Summary Compensation Table

Base Salary

Our Compensation Committee recognizes the importance of base salary as an element of compensation that helps to attract and retain our executive officers. We provide base salary as a fixed source of cash compensation to recognize each named executive officer’s day-to-day responsibilities, which is designed to provide an appropriate and competitive base level of current cash income for the named executive officers. The 2019 annual base salaries of Dr. Brockstedt and Dr. Wong were initially determined and approved by the Compensation Committee in January 2019 to be $328,548 and $440,000, respectively. Dr. Brockstedt’s base salary was subsequently increased by the Compensation Committee in June 2019 to $360,000 in connection with his promotion to Chief Scientific Officer. Dr. Wong’s base salary was subsequently increased by the Compensation Committee in July 2019 to $484,000, effective and contingent upon the completion of our initial public offering in November 2019. Mr. Young commenced his employment with the Company in December 2019 and his base salary of $385,000 was approved by the Compensation Committee effective as of his start date. In January 2020, a special committee of the Board of Directors comprised of independent directors (the “Special Committee”), on the recommendation of the Compensation Committee, approved adjustments to the base salaries for our named executive officers. Effective January 1, 2020, the base salaries for Dr. Wong, Dr. Brockstedt and Mr. Young are $500,000, $370,000 and $385,000, respectively.

Non-Equity Incentive Compensation Payments

On January 30, 2020, the Special Committee approved annual non-equity incentive cash payments for the 2019 fiscal year for Dr. Wong and Dr. Brockstedt of $110,917 and $83,475, respectively, pursuant to the Company’s corporate achievement goals plan. Mr. Young joined the Company in December 2019 and therefore did not receive an annual non-equity incentive cash payment for the 2019 fiscal year.

Equity Compensation

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our executive officers with the financial interests of our stockholders. In addition, we believe that our ability to grant equity-based awards helps us to attract, retain, and motivate executive officers, and encourages them to devote their best efforts to our business and financial success. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executive officers generally are awarded an initial new hire grant upon commencement of employment, as well as annual grants.

Each of our named executive officers currently holds stock options under our 2019 Equity Incentive Plan (the “2019 Plan”) and/or our 2015 Stock Plan (the “2015 Plan”), that were granted subject to the general terms of the applicable plan and the applicable forms of stock option agreement thereunder. The specific vesting terms of each named executive officer’s stock options are described below under “—Outstanding Equity Awards at December 31, 2019.” For additional information about our equity compensation plans, please see the section titled “—Equity Compensation Plans” below.

We currently grant all equity awards pursuant to the 2019 Plan. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of the grant, and generally vest on a monthly basis over 48 months, subject to the continued service with us through each vesting date. All options have a maximum term of up to 10 years from the date of grant, subject to earlier expiration following the cessation of an executive officer’s continuous service with us. Option vesting is subject to acceleration as described below under “—Executive Employment Arrangements” and “—Equity Compensation Plans.” Options generally remain exercisable for three months following an executive officer’s termination, except in the event of a termination for cause or due to disability or death.

In March 2019, the Board of Directors granted to each of Drs. Wong and Brockstedt a stock option to purchase 66,666 and 28,833 shares of our common stock, respectively, under our 2015 Plan, 25% of which vested on January 1, 2020, the first anniversary of the vesting commencement date, and the remainder vest in 36 equal monthly installments thereafter, subject to each executive’s continued service to us on each applicable vesting date. In June 2019, the Board of Directors granted to Dr. Brockstedt an additional stock option to purchase 25,000 shares of our common stock under the 2015 Plan, 25% of which will vest on June 27, 2020, the first anniversary of the vesting commencement date, and the remainder will vest in 36 equal monthly installments thereafter, subject to Dr. Brockstedt’s continuous service as of each such vesting date. In December 2019, the Board of Directors granted to Mr. Young a stock option to purchase 140,000 shares of our common stock under the 2019 Plan, 25% of which will vest on December 2, 2020, the first anniversary of the vesting commencement date, and the remainder will vest in 36 equal monthly installments thereafter, subject to Mr. Young’s continuous service as of each such vesting date.

Employment Terms

We have entered into employment agreements or offer letters with each of our named executive officers. Descriptions of such arrangements with our named executive officers are included under the caption “ —Executive Employment Arrangements” below.

Outstanding Equity Awards at December 31, 2019

The following table shows, certain information regarding outstanding equity awards at December 31, 2019 for the named executive officers.

	Option Awards(1)						Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested
Brian Wong, M.D., Ph.D.	3/8/2017	1/1/2017	—	—	2.04	3/7/2027	27,092	748,010
	3/28/2018	1/1/2018	95,833	104,167	6.18	3/27/2028
	3/28/2019	1/1/2019	—	66,666	6.30	3/27/2029
	10/30/2019	10/30/2019	—	83,333	12.00	10/29/2029
Dirk Brockstedt, Ph.D.	3/28/2018	3/28/2018	37,534	40,799	6.18	3/27/2028
	3/28/2019	1/1/2019	—	28,833	6.30	3/27/2029
	6/27/2019	6/27/2019	—	25,000	13.62	6/26/2029
Rodney Young	12/2/2019	12/2/2019	—	140,000	21.73	12/1/2029

(1)

Unless otherwise noted, shares subject to the awards vest commencing on the one year anniversary of the vesting commencement date and the remainder vest in 36 equal monthly installments thereafter, subject to the continued service with us through each vesting date.

Executive Employment Arrangements

Brian Wong

We entered into an employment letter agreement with Dr. Wong, our President and Chief Executive Officer, in July 2019. His employment letter agreement has no specific term and provides that Dr. Wong is an at-will employee. His employment letter agreement also provides that his annual base salary is $484,000 and that he is eligible for an annual target non-equity incentive cash payment opportunity equal to 50% of his annual base salary, based on the achievement of individual and corporate performance objectives.

Pursuant to the employment letter agreement with Dr. Wong, if Dr. Wong’s employment is terminated (other than during the 12 month period following a “change in control”) either (1) by us without “cause” (and not due to Dr. Wong’s death or disability) or (2) by Dr. Wong for “good reason” (as such terms are defined in Dr. Wong’s employment letter agreement), then, subject to the preconditions described below, Dr. Wong will be entitled to receive the following payments and benefits: (i) continuing payments of his then-current base salary (or the level in effect before any reduction in base salary that constitutes good reason) for a period of 12 months and (ii) reimbursement of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Dr. Wong and his eligible dependents, if any, for up to 12 months, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate applicable law.

If Dr. Wong’s employment is terminated during the 12 month period following a change in control either (1) by us without cause (and not due to Dr. Wong’s death or disability) or (2) by Dr. Wong for good reason, then, subject to the preconditions described below, Dr. Wong will be entitled to receive the following payments and benefits: (i) continuing payments of his then-current base salary (or the level in effect before any reduction in base salary that constitutes good reason) for a period of 18 months; (ii) a lump sum cash payment equal to Dr. Wong’s target annual non-equity incentive cash payment; (iii) reimbursement of premiums for coverage under COBRA, for Dr. Wong and his eligible dependents, if any, for up to 18 months, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate applicable law; and (iv) accelerated vesting and exercisability of all outstanding equity awards.

The receipt of the severance payments and benefits described above is conditioned on Dr. Wong timely signing and not revoking a release of claims in a form acceptable to us, as well as remaining in compliance with all continuing obligations he owes to us, including those under the confidential information and inventions assignment agreement applicable to Dr. Wong.

Dirk Brockstedt

We entered into an employment letter agreement with Dr. Brockstedt, our Chief Scientific Officer, in July 2019. His employment letter agreement has no specific term and provides that Dr. Brockstedt is an at-will employee. His employment letter agreement also provides that his annual base salary is $360,000 and that he is eligible for an annual target non-equity incentive cash payment opportunity equal to 40% of his annual base salary, based on the achievement of individual and corporate performance objectives.

Pursuant to the employment letter agreement with Dr. Brockstedt, if Dr. Brockstedt’s employment is terminated (other than during the 12 month period following a “change in control”) either (1) by us without “cause” (and not due to Dr. Brockstedt’s death or disability) or (2) by Dr. Brockstedt for “good reason” (as such terms are defined in Dr. Brockstedt’s employment letter agreement), then, subject to the preconditions described below, Dr. Brockstedt will be entitled to receive the following payments and benefits: (i) continuing payments of his then-current base salary (or the level in effect before any reduction in base salary that constitutes good reason) for a period of 9 months and (ii) reimbursement of premiums for coverage under COBRA, for Dr. Brockstedt and his eligible dependents, if any, for up to 9 months, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate applicable law.

If Dr. Brockstedt’s employment is terminated during the 12 month period following a change in control either (1) by us without cause (and not due to Dr. Brockstedt’s death or disability) or (2) by Dr. Brockstedt for good reason, then, subject to the preconditions described below, Dr. Brockstedt will be entitled to receive the following payments and benefits: (i) continuing payments of his then-current base salary (or the level in effect before any reduction in base salary that constitutes good reason) for a period of 12 months; (ii) a lump sum cash payment equal to Dr. Brockstedt’s target annual non-equity incentive cash payment; (iii) reimbursement of premiums for coverage under COBRA, for Dr. Brockstedt and his eligible dependents, if any, for up to 12 months, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate applicable law; and (iv) accelerated vesting and exercisability of all outstanding equity awards.

The receipt of the severance payments and benefits described above is conditioned on Dr. Brockstedt timely signing and not revoking a release of claims in a form acceptable to us, as well as remaining in compliance with all continuing obligations he owes to us, including those under the confidential information and inventions assignment agreement applicable to Dr. Brockstedt.

Rodney Young

We entered into an employment letter agreement with Mr. Young, our Chief Financial Officer, in November 2019. His employment letter agreement has no specific term and provides that Mr. Young is an at-will employee. His employment letter agreement provides for a one-time sign-on bonus of $100,000 and an annual base salary of $385,000. He is also eligible for an annual target non-equity incentive cash payment opportunity equal to 40% of his annual base salary, based on the achievement of individual and corporate performance objectives.

Pursuant to the employment letter agreement with Mr. Young, if Mr. Young’s employment is terminated (other than during the 12 month period following a “change in control”) either (1) by us without “cause” (and not due to

Mr. Young’s death or disability) or (2) by Mr. Young for “good reason” (as such terms are defined in Mr. Young’s employment letter agreement), then, subject to the preconditions described below, Mr. Young will be entitled to receive the following payments and benefits: (i) continuing payments of his then-current base salary (or the level in effect before any reduction in base salary that constitutes good reason) for a period of 9 months and (ii) reimbursement of premiums for coverage under COBRA, for Mr. Young and his eligible dependents, if any, for up to 9 months, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate applicable law.

If Mr. Young’s employment is terminated during the 12 month period following a change in control either (1) by us without cause (and not due to Mr. Young’s death or disability) or (2) by Mr. Young for good reason, then, subject to the preconditions described below, Mr. Young will be entitled to receive the following payments and benefits: (i) continuing payments of his then-current base salary (or the level in effect before any reduction in base salary that constitutes good reason) for a period of 12 months; (ii) a lump sum cash payment equal to Mr. Young’s target annual non-equity incentive cash payment; (iii) reimbursement of premiums for coverage under COBRA, for Mr. Young and his eligible dependents, if any, for up to 12 months, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate applicable law; and (iv) accelerated vesting and exercisability of all outstanding equity awards.

The receipt of the severance payments and benefits described above is conditioned on Mr. Young timely signing and not revoking a release of claims in a form acceptable to us, as well as remaining in compliance with all continuing obligations he owes to us, including those under the confidential information and inventions assignment agreement applicable to Mr. Young.

Potential Payments upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s service terminates, each named executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation.

Dr. Wong, Dr. Brockstedt and Mr. Young are eligible to receive potential termination or change of control payments pursuant to their employment letter agreements, as described in “—Executive Employment Arrangements” above.

Equity Compensation Plans

The principal features of our equity compensation plans are summarized below.

2019 Equity Incentive Plan

In June 2019, our Board of Directors adopted, and in July 2019, our stockholders approved the 2019 Plan.

The 2019 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity-based awards, all of which may be granted to employees, including officers, non-employee directors, and consultants of us and our affiliates. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2019 Plan. Our Board of Directors has delegated concurrent authority to administer our 2019 Plan to the Compensation Committee under the terms of the Compensation Committee’s charter. Our Board of Directors may also delegate to one or more of our officers the authority to designate employees (other than other officers) to be recipients of certain awards, and to determine the number of shares of common stock to be subject to such awards.

Subject to the terms of the 2019 Plan, the plan administrator has the authority in its discretion to, among other things, select recipients of awards, determine the number of shares, terms and conditions and forms of agreement related to awards, construe and interpret terms of the plan and awards, and prescribe, amend, and rescind rules related to the plan. All actions of the plan administrator will be final and binding on all persons.

The plan administrator also has the authority to modify outstanding awards under our 2019 Plan, and to reduce the exercise, purchase or strike price of any outstanding award, cancel any outstanding award in exchange for a new award, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock options, RSUs and other equity awards are granted pursuant to award agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of our 2019 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of our common stock on the date of grant. All awards granted under our 2019 Plan vest at the rate specified in the award agreement as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, upon a participant’s termination of continuous service, RSUs that have not vested will be forfeited. Except as otherwise provided in the 2019 Plan and applicable award agreement, options will remain exercisable for a three-month period following a participant’s termination of services, except that, in general, (i) options terminate immediately upon a termination for cause, (ii) options remain exercisable for 12 months following a termination due to disability, (iii) options remain exercisable for 18 months following a termination due to death, and (iv) if a participant dies during the three-month period following termination or the 12-month period described in (ii), then options shall not expire until the earlier of 18 months after the participant’s death, the expiration date of the option, or the day before the tenth anniversary of the grant date. The equity awards held by our Named Executive Officers are also subject to the vesting acceleration benefits described above under “—Executive Employment Arrangements.”

Our 2019 Plan provides that in the event of a corporate transaction, the successor corporation may assume each outstanding award or may substitute similar awards for each outstanding award. If outstanding awards are not assumed or substituted, the vesting of such awards held by current service providers will accelerate in full prior to the consummation of the transaction, and any awards not exercised will terminate upon closing of the corporate transaction. In addition, the plan administrator may provide for unexercised awards that will otherwise terminate upon closing of the corporate transaction to be cancelled at closing in exchange for a payment equal in value to the amount such award holder would have received in such transaction upon exercise of the award, minus the exercise price.

Under the 2019 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 50% of our outstanding capital stock, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

2015 Stock Plan

In April 2015, our Board of Directors adopted, and our stockholders approved, our 2015 Plan. Our 2015 Plan provided for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, and restricted stock unit awards to our employees, directors, and consultants and those of our affiliates.

Our 2015 Plan expired pursuant to its terms in October 2019, and therefore no new awards may be issued from this plan. However, outstanding options granted under the 2015 Plan will remain outstanding, subject to the terms of the 2015 Plan and the relevant award agreement, until such options are exercised or they terminate or expire by their terms. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2015 Plan.

Except as otherwise provided in the 2015 Plan and applicable award agreement, options granted under the 2015 Plan will remain exercisable for a three-month period following a participant’s termination of services, except that, in general, (i) options terminate immediately upon a termination for cause, (ii) options remain exercisable for 12 months following a termination due to disability, and (iii) options remain exercisable for 18 months following a termination due to death.

Our 2015 Plan provides that in the event of a corporate transaction, the successor corporation may assume each outstanding award or may substitute similar awards for each outstanding award. If outstanding awards are not assumed or substituted, the vesting of such awards held by current service providers will accelerate in full prior to the consummation of the transaction, and any awards not exercised will terminate upon closing of the corporate transaction. In addition, the plan administrator may provide for unexercised awards that will otherwise terminate upon closing of the corporate transaction to be cancelled at closing in exchange for a payment equal in value to the amount such award holder would have received in such transaction upon exercise of the award, minus the exercise price.

Under the 2015 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 50% of our outstanding capital stock, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

2019 Employee Stock Purchase Plan

In June 2019, our Board of Directors adopted, and in July 2019 our stockholders approved, the 2019 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to enable our eligible employees, through payroll deductions or cash contributions, to purchase shares of our common stock, to increase our employees’ interest in our growth and success, and to encourage employees to remain in our employment.

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the ESPP. Our Board of Directors has delegated concurrent authority to administer the ESPP to our Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (the “Code”) for our U.S. employees. In addition, the ESPP authorizes grants of purchase rights that do not comply with Section 423 of the Code under a separate non-423 component. In particular, where such purchase rights are granted to employees who are employed or located outside the United States, our Board of Directors may adopt rules that are beyond the scope of Section 423 of the Code.

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15.0% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board of Directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (1) 85% of the fair market value of a share of our common stock on the first date of an offering or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

In the event of certain significant corporate transactions, including the consummation of: (1) a sale of all our assets, (2) the sale or disposition of 50% of our outstanding capital stock, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Other Elements of Compensation

Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, and short and long-term disability plans, in each case on the same basis as other employees, subject to applicable laws. We provide a 401(k) plan to our employees, including our named executive officers, as discussed in the section below titled “—401(k) Plan.” We also provide vacation and other paid holidays to all employees, including our named executive officers. We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2019. We generally do not provide perquisites or other personal benefits to our named executive officers.

401(k) Plan

We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching contributions or discretionary contributions to the 401(k) plan. Currently, we do not make matching contributions or discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

Executive Loans

In August 2015, we lent Dr. Wong, our Chief Executive Officer, $336,600 in connection with his exercise of options to purchase 330,000 shares of our common stock. The loan was evidenced by a limited recourse promissory note, which accrued interest at the rate of 1.82% per annum and was secured by a pledge of the shares from such exercised options. In June 2019, the Company forgave $353,951, which was the entire amount of principal and accrued interest due on the note from Dr. Wong.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2019

The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options (a)	Weighted- average exercise price of outstanding stock options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,313,468	$9.77	2,115,095	(1)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,313,468	$9.77	2,115,095	(1)

(1)

As of December 31, 2019, 1,874,759 shares of common stock remained available for future issuance under the 2019 Plan, and 240,336 shares of common stock remained available for future issuance under the ESPP. As of March 31, 2020, 240,336 shares remained available for purchase in the current purchase period under the ESPP. The number of shares remaining available for future issuance under the 2019 Plan automatically increases on January 1 each year, through and including January 1, 2029, in an amount equal to 4% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. On January 1, 2020, the number of shares available for issuance under the 2019 Plan automatically increased by 873,321 shares. The number of shares remaining available for future issuance under the ESPP automatically increases on January 1 of each year through and including January 1, 2029, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on such December 31, (ii) 240,336 shares of common stock, or (iii) a number of shares as determined by the Board of Directors prior to the beginning of each year, which shall be the lesser of (i) or (ii) above. In December 2019, the Board of Directors elected to waive the increase to the ESPP for January 1, 2020.

DIRECTOR COMPENSATION

The following table shows for the year ended December 31, 2019 certain information with respect to the compensation of our non-employee directors:

Director Compensation for 2019

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
William Rieflin	$20,625	$190,066	$210,691
David Goeddel, Ph.D.	8,750	—	8,750
Michael Giordano, M.D.	12,250	124,921	137,171
Linda Kozick	10,750	189,890	200,640
Wendye Robbins, Ph.D.	11,875	271,376	283,251
Mary Ann Gray, Ph.D.	5,000	438,588	443,588
Beth Seidenberg, M.D.	—	—	—

(1)

Amounts represent the aggregate grant date fair value of stock options granted to our non-employee directors during 2019, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the non-employee directors.

(2)

The aggregate number of shares outstanding under all options held by our non-employee directors as of December 31, 2019 are set forth in the table below. As of December 31, 2019, none of our non-employee directors held unvested stock awards other than options.

Name	Number of Shares Underlying Option Awards
William Rieflin	31,165
David Goeddel, Ph.D.	—
Michael Giordano, M.D.	32,000
Linda Kozick	43,665
Wendye Robbins, Ph.D.	32,000
Mary Ann Gray, Ph.D.	22,500
Beth Seidenberg, M.D.	—

The table above does not include Dr. Wong because he does not receive additional compensation for services provided as a director.

Non-Employee Director Compensation Policy

We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.

Each non-employee director receives an annual cash retainer of $35,000 for serving on our Board of Directors. The chair of the Board is entitled to a cash retainer of $30,000 in addition to the annual retainer received by other non-employee directors for serving in that role.

The chair and members of the three committees of our Board of Directors are entitled to the following additional annual cash retainers:

Board Committee	Chair Fee	Member Fee
Audit Committee	$25,000	12,500
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	8,000	4,000

All annual cash compensation amounts are payable in equal quarterly installments no later than 30 days following the end of each fiscal quarter in which the service occurred, pro-rated based on the days remaining in the calendar quarter. In addition, beginning with the fiscal year commencing on January 1, 2020, each non-employee director may elect to receive all of the annual cash compensation that such non-employee director is eligible to earn, as set forth above, in the form of stock options granted pursuant to the Company’s 2019 Plan. Such stock options will automatically be granted on the last business day in March of such fiscal year. Any such award will vest as follows: (i) 25% will vest on the last day of the first fiscal quarter during such fiscal year; and (ii) 25% will vest on the last day of each subsequent fiscal quarter during such fiscal year, provided that the non-employee director is in service on the first day of the fiscal quarter of the applicable scheduled vesting date.

Newly appointed non-employee directors will receive a one-time initial award of a stock option to purchase 22,500 shares under our 2019 Plan. Each initial grant will vest in a series of three successive equal annual installments over the three-year period measured from the date of grant, subject to the non-employee director’s continuous service through each applicable vesting date. Thereafter, each non-employee director will receive an annual award of a stock option to purchase 7,500 shares on the date of each annual meeting of stockholders. Each annual grant will vest on the earlier of the one-year anniversary of the grant date or the day prior to the Company’s next annual meeting occurring after the grant date, subject to the non-employee director’s continuous service through the vesting date. In addition, in the event of a change in control (as defined in the 2019 Plan) of the Company, the shares underlying such grants will vest and become exercisable immediately prior to the effectiveness of such change in control.

The exercise price per share of each stock option granted under the non-employee director compensation policy will be equal to 100% of the fair market value of a share of the underlying common stock on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us or a corporate transaction, each as provided under the 2019 Plan.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

The following is a summary of transactions since January 1, 2019, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the sections titled “Executive Compensation” and “Director Compensation.”

Related-Person Transactions & SEC Compliance Policy

In connection with our initial public offering, we adopted a written Related-Person Transactions & SEC Compliance Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or holder of 5% or more of our capital stock, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction, and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs, and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director, or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products, and (e) the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify, or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Participation in our Initial Public Offering

Entities affiliated with The Column Group, a holder of 5% or more of our capital stock that is affiliated with Dr. Goeddel, a member of our Board of Directors, and Mr. Svennilson, a nominee to be a member of our Board of Directors, purchased an aggregate of 625,000 shares of our common stock in our initial public offering in November 2019. Entities affiliated with Topspin Fund, LP, a holder of 5% or more of our capital stock, purchased an aggregate of 415,000 shares of our common stock in our initial public offering. Brian Wong, our President and Chief Executive Officer, purchased 25,000 shares of our common stock in our initial public offering. William Rieflin and Wendye Robbins, members of our Board of Directors, purchased 8,000 and 1,600 shares of our common stock, respectively, in our initial public offering. The shares were offered and sold on the same terms as the other shares offered and sold to the public.

Amended and Restated Investors’ Rights Agreement

We entered into an amended and restated investors’ rights agreement with certain holders of our convertible preferred stock, including certain holders of 5% or more of our capital stock and entities with which certain of our directors are affiliated. This agreement provides that the holders of common stock issued upon conversion of our convertible preferred stock have the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing. In addition to registration rights, the amended and restated investors’ rights agreement provided for certain information rights and a right of first offer. The provisions of the amended and restated investors’ rights agreement, other than those related to registration rights, terminated upon completion of our initial public offering in November 2019.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements, costs, and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the Company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

Executive Loans

In August 2015, we lent Brian Wong, our President and Chief Executive Officer, $336,600 in connection with his exercise of options to purchase 330,000 shares of our common stock. The loan was evidenced by a limited recourse promissory note, which accrued interest at the rate of 1.82% per annum and was secured by a pledge of such exercised shares. In June 2019, the Company forgave $353,951, which was the entire amount of principal and accrued interest due on the note from Dr. Wong.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are RAPT stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, notify our Secretary at 1-800-690-6903 or send a written request to: Secretary at RAPT, 561 Eccles Avenue, South San Francisco, California 94080. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Brian Wong, M.D., Ph.D.

Brian Wong, M.D., Ph.D.
President and Chief Executive Officer

April 29, 2020

A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2019 is available without charge upon written request to: Secretary, RAPT Therapeutics, Inc., 561 Eccles Avenue, South San Francisco, California 94080.

RAPT THERAPEUTICS, INC. BROADRIDGE CORPORATE ISSUER SOLUTIONS C/O RAPT THERAPEUTICS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com to transmit your voting instructions via the internet and for electronic delivery of information. Vote by 11:59 P.M. Eastern Daylight Time on June 17, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RAPT2020 to attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Daylight Time on June 17, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D15954-P40316 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RAPT THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following: For all withhold all for all except 1. Election of Directors Nominees: 01) Brian Wong, M.D., Ph.D. 02) Mary Ann Gray, Ph.D. 03) Peter Svennilson The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of RAPT Therapeutics, Inc. for its fiscal year ending December 31, 2020. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Due to the public health concerns regarding the COVID-19 outbreak, the Annual Meeting will be held in a virtual format only. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. RAPT THERAPEUTICS, INC. Annual Meeting of Stockholders June 18, 2020 9:00 AM PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Brian Wong and Rodney Young, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RAPT Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Daylight Time on Thursday, June 18, 2020, virtually via live webcast at www.virtualshareholdermeeting.com/RAPT2020, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side D15955-P40316